EXHIBIT 21



                        COMMSCOPE, INC. SUBSIDIARIES


     CommScope, Inc. of North Carolina
     Incorporated:  North Carolina

     CommScope Nevada, LLC
     Organized:  Nevada

     CommScope Optical Technologies, Inc.
     Incorporated:  Delaware

     CommScope International Holdings, LLC
     Organized:  Delaware